Exhibit 99.1

Contacts: James E. Braun, EVP & Chief Financial Officer MRC Global Inc. Jim.Braun@mrcglobal.com 832-308-2845

FOR IMMEDIATE RELEASE	Ken Dennard, Managing Partner Dennard ¡ Lascar Associates ken@dennardlascar.com 713-529-6600

MRC GLOBAL INC. ANNOUNCES DISTRIBUTION OF SHARES BY PVF HOLDINGS LLC

HOUSTON, TX – MAY 13, 2013 – MRC Global Inc. (NYSE:MRC) today announced that its largest shareholder, PVF Holdings LLC, has distributed all of its shares of the common stock of MRC Global to the owners of PVF Holdings.

Andrew R. Lane, MRC’s chairman, president and chief executive officer, stated, “This action today by PVF Holdings is one of the final steps in the natural evolution of MRC going from a company that is private equity sponsored and owned to a company whose shares are publicly traded.”

PVF Holdings was formed in 2006 in connection with MRC Global’s acquisition of McJunkin Corporation and utilized for the acquisition of other legacy companies. The over 400 owners of PVF Holdings include many of the former owners and employees of these predecessor businesses as well as investment funds managed by the Merchant Banking Division of The Goldman Sachs Group, Inc. (Goldman Sachs MBD).

Prior to MRC Global’s initial public offering in April 2012, PVF Holdings owned 99.6% of the common stock of MRC Global. As a result of the initial public offering and two subsequent follow-on offerings in November 2012 and March 2013, PVF Holdings beneficially owned 28.6% of the common stock of MRC Global. Immediately following this distribution, Goldman Sachs MBD beneficially owns 17.2% of the outstanding common stock of MRC Global, and none of the other over 400 individual owners of PVF Holdings own more than 1.0% of the shares (except for Transmark N.V., which owns 1.8% of the shares). The average number of shares distributed to each individual holder (excluding Goldman Sachs MBD) is approximately 28,800 shares. PVF Holdings has informed MRC Global that PVF Holdings expects to dissolve and wind up its affairs.

In connection with the distribution, MRC Global has registered all 29,081,987 shares distributed for resale by filing a prospectus supplement to the company’s automatic shelf registration statement relating to MRC Global’s common stock. The company will not receive any of the proceeds of any of the shares that may be sold pursuant to this registration. Each equity owner of PVF Holdings who receives MRC Global shares as a result of PVF Holdings distribution will individually determine if and when that shareholder desires to sell the shareholder’s shares.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

The company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the company, any underwriter or any dealer participating in the offering (if any) will arrange to send you the prospectus if you request it by calling the issuer toll-free at 877-294-7574.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy and industrial sectors and supplies these products and services across each of the upstream, midstream and downstream sectors.

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